                            Articles of Incorporation

1.   Corporate Name:  RLI Corp.

2.   Initial Registered Agent:          Camille J. Hensey
     Initial Registered Office:         9025 North Lindbergh Drive
                                        Peoria, Illinois 61615
                                        Peoria County

3.   Purpose or purposes for which the corporation is organized:
     To do any and all acts and things for which corporations may be incorporated under The Business Corporation Act of 1983 of the State of Illinois.

4.   Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

                                  # of Shares
        Par Value    # of Shares  Proposed to  Consideration to be
Class   per Share    Authorized   be Issued    Received Therefore

Common    $1.00      50,000,000    1,000         $1,000.00

     Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

     Denial of Cumulative Voting Rights

No holder of any class or series of shares of this corporation shall have cumulative voting rights with respect to any matter voted upon by the holders of such shares.

5.   Optional

6.   Optional:
     (a)  It is estimated that the value of all property
          to be owned by the corporation for the following
          year wherever located will be:   $116,778,993.
     (b) It is estimated that the value of the property to be located within the State of Illinois during the following year will be: $444,870.
     (c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be: $7,554,638.
     (d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be: $14,723.

7.   Optional: Other Provisions

                            Staggered Director Terms

In accordance with the provisions of Section 8.10(e) Number, election and resignation of directors, of the Business Corporation Act of 1983, the Board of Directors of the Corporation shall consist of nine members. The members of the Board of Directors shall be divided into three equal classes. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting of shareholders after their election, and that of the third class shall expire at the third annual meeting of the shareholders after their election. At each annual meeting, the number of directors equal to the number of the class whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of the shareholders.


                              Removal of Directors

In accordance with the provisions of Section 8.35(4) Removal of Directors of the Business Corporation Act of 1983, a director of this Corporation may be removed only for cause.


                   Merger:  Majority Shareholder Vote Required

In accordance with the provisions of Section 11.20 Approval by Shareholders, of the Business Corporation Act of 1983, any plan of merger, consolidation or exchange shall be approved upon receiving the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the issue.

Indemnification of officers, directors, employees and agents; insurance.

(a) This corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

(b) This corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

(c) To the extent that a director, officer, employee or agent of this corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

(e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

(f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) This corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this section.

(h) If the corporation has paid indemnity or has advanced expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

(i) For purposes of this section, references to "the corporation" or "this corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

(j) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this section.